UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2013

VIDABLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49672	88-0408213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1802 N. Carson Street, Suite 108, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 887-0670

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Dismissal of Former Certifying Accountants. On July 8, 2013 the registrant dismissed its independent auditor, Gruber & Company LLC (“Gruber”) due to the June 27, 2013 revocation of Gruber’s registration by the Public Company Accounting Oversight Board.

Gruber & Company’s reports on the registrant’s financial statements during the fiscal years ended December 31, 2010 and 2011 and any subsequent interim period through July 8, 2013, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Gruber & Company’s reports on the registrant’s Form 10-K for the year ended December 31, 2011 and 2010, raised substantial doubt about its ability to continue as a going concern.

The decision to dismiss Gruber & Company was approved by the registrant’s board of directors.

During the fiscal years ended December 31, 2011 and 2010 and any subsequent interim period through July 8, 2013, there have not been any disagreements between the registrant and Gruber & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gruber & Company, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

Engagement of New Certifying Accountants. As of the date this report, the registrant has not engaged a new independent accountant.   The registrant will file an 8-K disclosing its new auditor once engaged..

The registrant has provided Gruber & Company  with a copy of the disclosures it is making in this Current Report on Form 8-K, which Gruber & Company has received no later than the day that the disclosures are filed with the Commission. The registrant requested that Gruber & Company furnish the registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the registrant in response to Item 304(a) of Regulation S-K, and, if not, stating the respects in which it does not agree. A copy of Gruber & Company’s letter is being filed herewith.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit
Number	Description
16.1	Letter from Gruber & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIDABLE INC.

(Registrant)

Date: July 9, 2013	By:	/s/ Michael Cribbin
Michael Cribbin, President